Exhibit 99.1

Gordmans Stores, Inc. Announces Third Quarter 2014 Results

Third Quarter Diluted Loss per Share Within Guidance Range;

One New Store Opened in Texas in the Third Quarter

Omaha, Nebraska (November 21, 2014) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based everyday value price apparel and home décor department store retailer, today announced results for its third quarter (thirteen weeks) and nine month period (thirty-nine weeks) ended November 1, 2014.

Third Quarter Highlights

•	One new store was opened in Tyler, TX, a new state for Gordmans, as part of our expansion strategy.

•	Diluted loss per share of $0.10 was within our guidance range of a loss of $0.11 to $0.07.

Nine Month Highlights

•	Net sales increased 2.7% to $430.7 million compared to $419.5 million in the nine months ended November 2, 2013.

•	Six new stores were opened in five new markets, including two new states, and one store relocated. Six of the seven new stores are performing in line with our new store plan.

“Our third quarter earnings per share met the low end of our guidance range despite our disappointing 7.8% decrease in third quarter comparable store sales,” commented Andy Hall, President and Chief Executive Officer. “The sales decline was magnified by a 2.5 percentage point comp penalty related to clearance sales as a result of reducing clearance inventory levels in the second quarter. In addition, third quarter sales were negatively impacted by record high temperatures in October this year versus record low temperatures last October.”

Hall continued, “There are continued signs of operational improvement as we head into the fourth quarter. On a two-year comparable store stack, our sales performance improved each month throughout the third quarter. Our inventory aging and clearance position has improved significantly with our goods less than sixty days old improving to 76% versus 67% last year and clearance inventory down 29% compared to last year. Our overall inventory position is down 9% compared to last year on a comparative store basis with a much improved guest reaction to our holiday offerings with the normalized temperatures that began in early November. Lastly, we continue to maintain significant liquidity and are generating positive cash flow. As a result, we paid down a portion of our senior term loan this week in order to take advantage of lower interest rates on our revolver.”

Hall also added, “We announced yesterday that we have hired our Chief Merchandising Officer and we are excited to have Lisa Evans join the team. She brings tremendous merchandising, branding and leadership qualities from her experience with iconic retail formats such as Macy’s and Carters. We are looking forward to Lisa leading our merchant team.”

Third Quarter Financial Results

Net sales for the thirteen weeks ended November 1, 2014 decreased 3.1% to $146.7 million from $151.3 million for the thirteen weeks ended November 2, 2013. Comparable store sales for the third quarter of fiscal 2014 decreased by 7.8% versus a 6.1% comparable store sales decrease in the third quarter of fiscal 2013.

Gross profit, which includes license fees, decreased 3.9% to $64.4 million, or 43.9% of net sales, from $67.0 million, or 44.3% of net sales, in the third quarter of fiscal 2013. The 38 basis point reduction in gross margin was due to lower initial mark-up and higher shrink and inventory obsolescence reserves , partially offset by a reduction in markdowns as a percentage of sales.

Selling, general and administrative costs were $66.5 million, or 45.3% of net sales, compared to $64.6 million, or 42.7% of net sales, in the third quarter of fiscal 2013. As a percentage of net sales, the increase in expenses was primarily due to deleveraging associated with the decline in comparable store sales, fixed distribution center costs and other cost inefficiencies related to opening a new distribution center, a decision to increase marketing expenses for 2014 new stores, increased depreciation expense and a $0.3 million loss on retirement of store fixtures.

Interest expense increased to $1.4 million from $0.9 million in the third quarter of fiscal 2013 due to a full quarter of interest associated with the senior term loan entered into at the end of August 2013 to partially fund the special cash dividend paid in September 2013.

The income tax benefit for the third quarter of fiscal 2014 was $1.6 million compared to income tax expense of $0.5 million in the third quarter of fiscal 2013. The effective rates for 2014 and 2013 differed from the federal and state statutory rates due to federal tax credits.

The net loss for the third quarter of fiscal 2014 was $1.9 million, or a $0.10 loss per diluted share, compared to net income of $1.1 million, or $0.06 per diluted share, in the third quarter of fiscal 2013.

Nine Month Financial Results

Net sales for the thirty-nine weeks ended November 1, 2014 increased 2.7% to $430.7 million from $419.5 million for the thirty-nine weeks ended November 2, 2013. Comparable store sales for the nine month period ended November 1, 2014 decreased by 5.8% versus a 6.5% comparable store sales decrease for the same period last year. Gross profit, which includes license fees, increased 1.2% to $187.5 million, or 43.5% of net sales, from $185.2 million, or 44.2% of net sales, in the first nine months of fiscal 2013. Selling, general and administrative costs were $193.3 million, or 44.9% of net sales, compared to $175.8 million, or 41.9% of net sales, in the first nine months of fiscal 2013, and interest expense was $3.9 million compared to $1.1 million in the first nine months of fiscal 2013. The net loss for the first nine months of fiscal 2014 was $5.8 million, or a $0.30 loss per diluted share, compared to net income of $5.3 million, or $0.27 per diluted share, in the first nine months of fiscal 2013.

New Stores

In the third quarter, the Company opened a new store in Tyler, Texas, Gordmans’ 21st state. The Company will likely close one existing store in the fourth quarter. At the end of 2014, Gordmans expects to be operating 97 stores. The Company currently has plans to open 5 to 6 new stores in fiscal 2015. Five leases have been executed to date for those new stores.

Amended Credit Agreements

On November 14, 2014, the Company amended its $45 million senior term loan and its $80 million revolving credit facility and paid down $15 million on its senior term loan using borrowings from the revolving line of credit facility. The Company continues to maintain significant excess availability on its revolving line of credit and expects that interest savings as a result of paying down a portion of the term loan will be approximately $0.8 million in fiscal 2015. The fourth quarter write-off of debt issuance costs related to the $15 million pay down, net of interest savings, is projected to have a $0.01 adverse impact on diluted earnings per share.

Fourth Quarter Outlook

For the fiscal fourth quarter of 2014 ending January 31, 2015, the Company currently expects net sales to be between $198 and $202 million, which reflect a mid-single digit comparable store sales decrease. As a result of our successful efforts to clear aged merchandise in the second quarter and our current inventory level and content, the Company expects an improvement in gross profit margin of approximately 40 to 60 basis points compared to the fourth quarter of fiscal 2013. Additional selling, general and administrative expenses, including depreciation and expenses associated with opening the Company’s second distribution center will result in deleveraging of expenses. The Company projects diluted earnings per share in the range of $0.03 to $0.08, which includes a $0.01 impact of interest expense associated with writing off debt issuance costs associated with paying down $15.0 million in senior term debt during the fourth quarter.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, November 21, 2014 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 98 stores in 21 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	November 1, 2014	February 1, 2014	November 2, 2013
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,417	$5,759	$9,307
Accounts receivable	3,400	2,755	2,512
Landlord receivable	2,585	4,716	5,796
Income taxes receivable	4,312	3,809	5,157
Merchandise inventories	150,403	94,711	149,265
Deferred income taxes	2,732	2,815	2,819
Prepaid expenses and other current assets	8,742	8,361	9,727

Total current assets	184,591	122,926	184,583
PROPERTY AND EQUIPMENT, net	89,832	76,393	66,069
INTANGIBLE ASSETS, net	1,841	1,906	1,927
OTHER ASSETS, net	5,975	5,762	5,477

TOTAL ASSETS	$282,239	$206,987	$258,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$119,549	$42,561	$89,516
Accrued expenses	32,092	28,748	32,190
Current portion of long-term debt	7,133	7,813	15,972

Total current liabilities	158,774	79,122	137,678

NONCURRENT LIABILITIES:
Long-term debt, less current portion	44,291	44,437	44,719
Deferred rent	33,043	31,591	26,752
Deferred income taxes	9,831	9,553	9,680
Other liabilities	327	479	419

Total noncurrent liabilities	87,492	86,060	81,570

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	20	19	19
Additional paid-in capital	53,652	53,795	53,530
Accumulated deficit	(17,699)	(12,009)	(14,741)

Total stockholders’ equity	35,973	41,805	38,808

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$282,239	$206,987	$258,056

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended November 1, 2014 (Unaudited)	13 Weeks Ended November 2, 2013 (Unaudited)	39 Weeks Ended November 1, 2014 (Unaudited)	39 Weeks Ended November 2, 2013 (Unaudited)
Net sales	$146,653	$151,333	$430,714	$419,536
License fees from leased departments	2,284	2,157	6,445	5,846
Cost of sales	(84,525)	(86,452)	(249,643)	(240,133)

Gross profit	64,412	67,038	187,516	185,249
Selling, general and administrative expenses	(66,468)	(64,560)	(193,320)	(175,833)

Income / (loss) from operations	(2,056)	2,478	(5,804)	9,416
Interest expense, net	(1,350)	(892)	(3,888)	(1,130)

Income / (loss) before taxes	(3,406)	1,586	(9,692)	8,286
Income tax (expense) / benefit	1,555	(487)	3,920	(3,005)

Net income / (loss)	$(1,851)	$1,099	$(5,772)	$5,281

Basic earnings / (loss) per share	$(0.10)	$0.06	$(0.30)	$0.27
Diluted earnings / (loss) per share	$(0.10)	$0.06	$(0.30)	$0.27

Basic weighted average shares outstanding	19,362,749	19,307,499	19,358,354	19,268,957
Diluted weighted average shares outstanding	19,362,749	19,385,032	19,358,354	19,337,684

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey

(203) 682-8200